UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/18/2009

Aurelio Resource Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50931

Nevada	33-1086828
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12345 W. Alameda Parkway
Lakewood, CO 80228
(Address of principal executive offices, including zip code)

303-795-3030
(Registrant’s telephone number, including area code)

5554 S. Prince St.
Suite 200
Littleton, CO 80120
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On May 29, 2009, the Company entered into a $166,667 equity financing with Telifonda (Cayman) Ltd. in the form of a Subscription Agreement, and issued 1,666,667 Units at a price of $0.10 per Unit. Each Unit consists of one (1) common share (restricted).

The financing closed on June 16, 2009 upon receipt of funds.

The securities were issued to one (1) non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and or Section 4(2) of the Securities Act of 1933.

A copy of the form of subscription agreement is attached hereto and incorporated herein by reference.

This equity financing was in partial consideration for an agreement by the Company to extend the due date of a scheduled payment under the February 2009 Respite Agreement (filed as Exhibit 10.29 to the Companys Form 8-K filing dated February 27, 2009) from May 31, 2009 until September 30, 2009. Separate from this financing, accrued interest under the Respite Agreement has also been paid current by Telifonda.

Item 3.03.    Material Modifications to Rights of Security Holders

As a result of the equity financing noted in Item 3.02 above, the exercise price of the Series A and Series B Warrants automatically ratcheted down to $0.10 per share pursuant to the terms of the February 2008 10% Convertible Debenture Financing (which was repaid in October 2008); the form of warrants associated with the 10% Convertible Debenture Financing was submitted as Exhibit 10.3 to the Companys Form 8-K filing dated March 13, 2008.

Separately, Telifonda agreed to a significantly-shortened exercise period (the original warrants expired in February 2013) in exchange for a reduction in the exercise price (from $0.50 to $0.10 per share) of their 2008 warrants.

The Company also reports that 738,278 warrants issued pursuant to the June 2007 private placement financing have expired (unexercised).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aurelio Resource Corporation

Date: June 18, 2009	By:	/s/ Stephen B. Doppler
Stephen B. Doppler
President & CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	News Release #09-06 dated June 18, 2009
EX-10.33	Subscription Agreement - Telifonda